UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 10, 2009

P&F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A (“Amendment No. 1”) is filed as an amendment to the Current Report on Form 8-K filed by P&F Industries, Inc. on June 16, 2009 in connection with the acquisition by P&F Industries, Inc. of certain assets of Seller (as defined below).  Amendment No. 1 is being filed to clarify certain information disclosed in the last sentence of the eighth paragraph of Item 2.01 relating to advances drawn by the Purchaser (as defined below) under the Loan Agreement (as defined below) and to include the financial information required under Item 9.01(a) and 9.01(b).

Item 2.01.              Completion of Acquisition or Disposition of Assets

On June 10, 2009, pursuant to an Asset Purchase Agreement dated as of June 8, 2009 (the “Asset Purchase Agreement”), WM Coffman LLC, a Delaware limited liability company (“Purchaser”) and an indirect subsidiary of P & F Industries, Inc. (the “Company”), acquired substantially all of the assets (the “Assets”) of Coffman Stairs, LLC, a Delaware limited liability company (“Seller”).  The purchase price consisted of $4,528,098.36 payable in cash, $3,971,901.64 in principal pursuant to a promissory note, dated June 8, 2009, made payable by Purchaser to the order of Seller (the “Seller Note”) and the assumption of certain payables, liabilities and obligations.  Subject to certain conditions, Purchaser also agreed to pay to Seller certain additional contingent payments based upon the financial performance of the Purchaser’s business and certain other factors described in the Asset Purchase Agreement.  The Assets were used by the Seller in the business of manufacturing and/or selling interior wood and iron stair components throughout the United States.

Interest on the unpaid principal balance of the Seller Note accrues (1) from June 8, 2009 until the Maturity Date (as defined below), at the rate of six and one-half percent (6.5%) per annum, (2) from and after the Maturity Date, or during the continuance of an Event of Default (as defined in the Seller Note), at the rate set forth in (1) plus two percent (2%), or (3) if less than the rates applicable under (1) and (2), the maximum rate permitted by law.  The principal amount and accrued interest due pursuant to the Seller Note is payable on the date (the “Maturity Date”) that is the latter of (1) the last day of the Contingency Period (as defined in the Asset Purchase Agreement) or (2) the earlier of (a) the date that is three (3) years and ninety (90) days after the date of the Seller Note or (b) the date that all obligations under the Loan Agreement (as defined below) are satisfied in full.  Pursuant to the terms of the Seller Note, all obligations under the Seller Note are subject to the terms of a Subordination Agreement, dated as of June 8, 2009, among Purchaser, Seller and PNC Bank, National Association (“PNC”).

Contemporaneously with the execution and delivery of the Asset Purchase Agreement, Purchaser and Seller entered into an Assignment and Assumption of Lease Agreement dated as of June 8, 2009 (the “Assignment and Assumption Agreement”).  Pursuant to the Assignment and Assumption Agreement, Seller transferred, conveyed and assigned to Purchaser all of its right, title and interest, as tenant, in, to and under, and Purchaser assumed all rights, obligations and liabilities of Seller under, that certain Lease Agreement, dated as of March 30, 2007, by and between AGNL Coffman, L.L.C., as landlord (“AGNL”), and Seller and Visador Holding

Corporation (“Visador”), jointly and severally, as tenant (the “Lease Agreement”), for the lease of certain real property located in Marion, Virginia (the “Leased Premises”). The Lease Agreement provides for (1) an expiration date of March 30, 2027, unless all monies owed under the Lease Agreement are not paid by March 30, 2027, in which case AGNL may extend the term until the date that such monies are paid and (2) a basic rent of $580,000 per annum, payable quarterly in advance on July 1st, October 1 st , January 1 st  and April 1 st , in equal installments of $145,000 and at such additional rent as is set forth in the Lease Agreement, including, but not limited to, all costs of landlord and tenant incurred in connection with the ownership, use and maintenance of the Leased Premises.  Further, Purchaser entered into a First Amendment to Lease Agreement, dated as of June 8, 2009 (the “First Amendment”), which First Amendment provides for (1) Purchaser to become the tenant under the Lease Agreement, (2) Purchaser posting with the landlord a security deposit in the amount of $100,000, and (3) modifications to certain definitions and covenants in the Lease Agreement.

Contemporaneously with the execution and delivery of the Asset Purchase Agreement, Purchaser also entered into a Management Agreement with Visador (the “Visador Management Agreement”), pursuant to which Purchaser agreed to pay an advisory fee to Visador in exchange for Visador providing consulting and advisory services to the Purchaser during the Contingency Period, as follows: (a) $0 for the year commencing June 8, 2009 and ending on June 7, 2010 (the “First Year”), provided, however, that if that certain Consulting Agreement (as defined in the Visador Management Agreement), is not terminated by Visador for any reason or by Purchaser for Cause (as defined in the Visador Management Agreement) (a “Smith Termination”) during said year, then the advisory fee for the First Year shall be $200,000, (b) $0 for the year commencing on June 8, 2010 and ending on June 7, 2011 (the “Second Year”), provided, however, that if there is no Smith Termination during the First Year, and there is no Smith Termination during the Second Year, then the advisory fee for the Second Year shall be $300,000, and (c) $250,000 for each year thereafter that the Visador Management Agreement remains in full force and effect.

Further, contemporaneously with the execution and delivery of the Asset Purchase Agreement, Purchaser’s members, Woodmark International, L.P. (“Woodmark”) and Pacific Stair Products, Inc. (“PSP”), contributed to Purchaser certain assets of Woodmark and PSP, respectively, subject to Purchaser’s assumption of certain liabilities and obligations of each of Woodmark and PSP (the “Asset Contribution”).  In addition, Woodmark and PSP entered into certain agreements with Purchaser, effectively transferring the Company’s stair parts business to Purchaser.

On June 10, 2009, Purchaser entered into a Revolving Credit, Term Loan and Security Agreement, dated as of June 8, 2009 (the “Loan Agreement”), among Purchaser, the Lenders (as defined in the Loan Agreement) and PNC Bank, as agent for Lenders, pursuant to which Purchaser may receive loans from PNC Bank in the aggregate principal amount of $12,000,000 (the “Loans”), to be used for, among other things, the purchase of the Assets of Seller.

Pursuant to a Reimbursement Agreement, dated as of June 8, 2009 (the “Reimbursement Agreement”), Purchaser (1) requested that Richard Horowitz, President and Chief Executive Officer, and a principal stockholder, of the Company (“Horowitz”), cause New York Commercial Bank (“NYCB”) to issue to PNC Bank two letters of credit (each a “Letter of Credit” and collectively, the “Letters of Credit”), each in the amount of $145,000, terminating on the earliest of (a) 5:00 p.m. eastern time on June 30, 2010 for one Letter of Credit and September 30, 2010 for the other Letter of Credit, or if not a business day, the next following business day, (b) the date on which there has been a drawing, (c) the day upon which a substitute letter of credit becomes effective, or (d) the date a Letter of Credit shall be delivered to NYCB for cancellation as set forth in the Loan Agreement and (2) agreed that any drawing under the Letters of Credit that results in Horowitz being liable to NYCB for the amount of such draw shall be converted into a loan from Horowitz to Purchaser and evidenced by a note issued by Purchaser to the order of Horowitz (the “Letter of Credit Note”), bearing interest at the rate of six and one half percent (6.5%) from the date of the Letter of Credit Note to its maturity.  Kenneth M. Scheriff, a member of the board of directors of the Company, is an Executive Vice President of NYCB.

In connection with the Loan Agreement, Purchaser executed and delivered to PNC Bank a Term Note, dated June 8, 2009, in the original principal amount of $1,134,000 (the “Term Note”) and a Revolving Credit Note, dated June 8, 2009, in the original principal amount of $10,866,000 (the “Revolving Credit Note”) evidencing Purchaser’s obligation to repay the Loans.  The principal on the Term Note is payable in twenty-four (24) equal monthly installments of $47,250, commencing on July 1, 2009.  The interest on the Term Note accrues at either the Alternate Base Rate (as defined in the Loan Agreement) (“ABR”) plus the applicable margin or at 1, 2 or 3 month LIBOR plus the applicable margin (“LIBOR”), and said interest is payable monthly in arrears on the first (1 st ) business day of each month for ABR borrowings and at the end of the applicable interest period for LIBOR borrowings.  The Revolving Advances (as defined in the Loan Agreement) in connection with the Revolving Credit Note are available for borrowing until the Revolving Credit Note matures on July 1, 2012, subject to a borrowing base as set forth in the Loan Agreement.  The interest on the Revolving Credit Note accrues at either the ABR plus the applicable margin or at 1, 2 or 3 month LIBOR plus the applicable margin, and said interest is payable monthly in arrears on the first (1 st ) business day of each month for ABR borrowings and at the end of the applicable interest period for LIBOR borrowings.  The amount of Advances (as defined in the Loan Agreement) drawn by Purchaser as of June 8, 2009 was $6,176,214, consisting of the $1,134,000 Term Note and Revolving Advances of $5,042,214.

Contemporaneously with the execution and delivery of this Asset Purchase Agreement,  Purchaser also executed and delivered to Citibank, N.A. (“Citibank”) and HSBC Bank USA, National Association (“HSBC”) (collectively, the “Lenders”) Amendment No. 19 and Waiver to Credit Agreement (“Amendment”), which modified the Credit Agreement, dated June 30, 2004, as previously amended  (the “Credit Agreement”), by and among the Company, the Lenders, Citibank, as Administrative Agent, and the following subsidiaries of the Company: Florida Pneumatic Manufacturing Corporation, Embassy Industries, Inc., Green

Manufacturing, Inc., Countrywide Hardware, Inc., Nationwide Industries, Inc., Woodmark, PSP, WILP Holdings, Inc., Continental Tool Group, Inc. and Hy-Tech Machine, Inc. (collectively, the “Co-Borrowers”).  The Amendment, among other things, (1) amended the margins on the Revolving Credit Loans and Additional Term Loans priced as LIBOR Loans (as such terms are defined in the Credit Agreement); (2) revised certain financial covenants, the borrowing base and related definitions; and (3) waived compliance with certain negative covenants to permit the Company, Woodmark and PSP to consummate the Asset Contribution.  The Amendment also replaced the previously existing revolving loan notes, that provided for an aggregate principal amount of up to $22,000,000, with new revolving loan notes that provide for an aggregate principal amount of up to $20,700,000 (one payable to Citibank in the principal amount of $13,455,000 (the “Fourth Amended and Restated Citibank Note”) and the other payable to HSBC in the principal amount of $7,245,000 (the “Fourth Amended and Restated HSBC Note”)). The Amendment further provided that the maximum Revolving Credit loans will be further reduced on August 31, 2009 to an aggregate principal amount of $19,400,000 ($12,610,000 in respect of Citibank and $6,790,000 in respect of HSBC).

The descriptions of the Asset Purchase Agreement, the Seller Note, the Assignment and Assumption Agreement, the Visador Management Agreement, the Lease Agreement, the First Amendment, the Loan Agreement, the Reimbursement Agreement, the Term Note, the Revolving Credit Note, the Amendment, the Fourth Amended and Restated Citibank Note and the Fourth Amended and Restated HSBC Note are qualified in their entirety by reference to the Asset Purchase Agreement, the Seller Note, the Assignment and Assumption Agreement, the Visador Management Agreement, the Lease Agreement, the First Amendment, the Loan Agreement, the Reimbursement Agreement, the Term Note, the Revolving Credit Note, the Amendment, the Fourth Amended and Restated Citibank Note and the Fourth Amended and Restated HSBC Note filed hereto as Exhibits 2.1, 2.2, 2.3, 2.4, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8 and 10.9, respectively. On June 10, 2009, the Company issued a press release (the “Press Release”) announcing the entering into of the Asset Purchase Agreement described herein. A copy of the Press Release is furnished as Exhibit 99.1 hereto.

Item 9.01.              Financial Statements and Exhibits

(a)           Financial Statements of Businesses Acquired.

The audited balance sheets of Seller as of December 27, 2008 and December 29, 2007, and the related statements of income and cash flows for the years ended December 27, 2008 and December 29, 2007, are included herein.

The unaudited balance sheet of the Seller as of June 8, 2009 and the related unaudited statements of income and cash flows for the periods from December 28, 2008 through June 8, 2009 and December 30, 2007 through June 28, 2008, are included herein.

(b)           Pro forma Financial Information.

The unaudited pro forma combined condensed statements of income of P&F Industries, Inc. and its subsidiaries (collectively referred to as the “Company”) and the Seller for the six months ended June 30, 2009, and for the year ended December 31, 2008, are included herein.

Item 9.01.              Financial Statements and Exhibits

(a)           Financial Statements of Businesses Acquired. — Audited Financial Statements

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Index

December 27, 2008 and December 29, 2007

Contents

Report of Independent Auditors

Financial Statements

Balance Sheets

Statements of Operations

Statements of Changes in Members’ Equity

Statements of Cash Flows

Notes to Financial Statements

Report of Independent Auditors

To the Board of Directors and Shareholder of
Coffman Stairs, LLC, a wholly owned subsidiary of Visador Holding Corporation

In our opinion, the accompanying balance sheets and the related statements of operations, changes in member’s equity and cash flows present fairly, in all material respects, the financial position of Coffman Stairs, LLC (the “Company”) at December 27, 2008 and December 29, 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 12, substantially all of the Company’s assets and liabilities were sold to a third party on June 8, 2009.

/s/ PricewaterhouseCoopers LLP

April 6, 2009, except for Note 12, as to
which the date is June 8, 2009

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Balance Sheets

December 27, 2008 and December 29, 2007

	2008	2007

Assets
Current assets
Cash	$800	$750
Trade accounts receivable, net of allowance for doubtful accounts of $84,000 and $111,000	1,324,251	3,079,036
Inventories	9,532,229	10,394,597
Deferred income taxes	390,041	307,614
Prepaid expenses and other current assets	357,013	1,437,908
Total current assets	11,604,334	15,219,905
Property and equipment, net	2,628,232	3,316,491
Intangibles, net	3,042,763	11,504,849
Debt issue costs, net of accumulated amortization of $1,012,000 and $521,000	158,289	478,395
Other long-term assets	488,305	1,576,739
Total assets	$17,921,923	$32,096,379

Liabilities and Members’ Equity
Current liabilities
Cash overdraft	$152,879	$33,872
Current portion of long-term debt	8,210,450	10,815,553
Trade accounts payable	3,303,604	3,498,940
Accrued salaries and commissions	506,357	673,563
Other accrued expenses	615,905	1,083,885
Total current liabilities	12,789,195	16,105,813

Other liabilities	343,652	310,248
Long-term debt, less current portion above	76,600	9,861,964
Deferred income taxes	407,417	2,456,330
Redeemable stock warrant	—	934,846
Total liabilities	13,616,864	29,669,201
Commitments and contingencies (Note 9)

Members’ equity
Members’ capital	21,217,629	33,072,884
Related party receivable	(16,912,570)	(30,645,706)
Total members’ equity	4,305,059	2,427,178
Total liabilities and members’ equity	$17,921,923	$32,096,379

The accompanying notes are an integral part of these financial statements.

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Statements of Operations

Years Ended December 27, 2008 and December 29, 2007

	2008	2007

Sales	$27,521,442	$40,667,215
Cost of goods sold	25,285,658	34,722,856
Gross profit	2,235,784	5,944,359
Selling, general and administrative expenses	5,330,000	7,237,906
Loss on extinguishment of subordinated debt	1,147,572	—
Impairment of intangible and long-lived assets	8,571,291	4,397,964
Loss from operations	(12,813,079)	(5,691,511)
Other expense
Interest expense, net	1,170,818	2,503,655
Loss before income taxes	(13,983,897)	(8,195,166)
Income tax benefit	(2,128,642)	(9,815)
Net loss	$(11,855,255)	$(8,185,351)

The accompanying notes are an integral part of these financial statements.

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Statements of Changes in Members’ Equity

Years Ended December 27, 2008 and December 29, 2007

		Related
	Members’	Party
	Capital	Receivable	Total

Balances, January 1, 2007	$41,258,235	$(30,120,555)	$11,137,680
Net loss	(8,185,351)	—	(8,185,351)
Change in related party receivable	—	(525,151)	(525,151)
Balances, December 29, 2007	33,072,884	(30,645,706)	2,427,178
Net loss	(11,855,255)	—	(11,855,255)
Change in related party receivable	—	13,733,136	13,733,136
Balances, December 27, 2008	$21,217,629	$(16,912,570)	$4,305,059

The accompanying notes are an integral part of these financial statements.

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Statements of Cash Flows

Years Ended December 27, 2008 and December 29, 2007

	2008	2007

Cash flows from operating activities
Net loss	$(11,855,255)	$(8,185,351)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	599,887	673,158
Amortization	764,767	656,751
Stock compensation expense	58,461	69,058
Loss on extinguishment of subordinated debt	1,147,572	—
Deferred gain on sale leaseback transaction	(12,529)	—
Impairment of intangible and long-lived assets	8,571,291	4,397,964
Deferred income taxes	(2,131,340)	(415,008)
Paid-in kind interest	76,392	200,899
Loss (gain) on sale of property and equipment	1,256	(9,395)
Changes in operating assets and liabilities, net
Trade accounts receivable	1,754,785	(219,683)
Inventories	1,104,868	579,312
Related party receivable	1,798,160	(525,151)
Prepaid expenses and other current assets	1,080,895	(1,125,384)
Other long-term assets	845,934	(182,687)
Trade accounts payable	(195,336)	(1,451,178)
Accrued and other liabilities	(647,716)	547,347
Net cash provided by (used in) operating activities	2,962,092	(4,989,348)

Cash flows from investing activities
Capital expenditures	(215,237)	(338,255)
Net cash used in investing activities	(215,237)	(338,255)

Cash flows from financing activities
Change in cash overdraft	119,007	(101,368)
Principal payments on term notes	—	(2,335,179)
Repayment of revolver	—	(8,237,400)
Net proceeds (payments) on revolver	(2,616,083)	10,685,636
Proceeds from sale - leaseback transaction	—	5,800,000
Principal payments on capital leases	(104,897)	(2,332)
Debt issuance costs paid	(144,832)	(482,773)
Net cash (used in) provided by financing activities	(2,746,805)	5,326,584
Increase (decrease) in cash and cash equivalents	50	(1,019)

Cash
Beginning of year	750	1,769
End of year	$800	$750

Supplemental disclosure of cash flow information
Cash paid for interest	$1,130,441	$2,240,072
Property, plant and equipment acquired through capital leases	62,163	262,563
Return of inventory and forgiveness of accounts receivable	242,500	—

The accompanying notes are an integral part of these financial statements.

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Notes to Financial Statements

December 27, 2008 and December 29, 2007

1.                            Nature of Operations

The financial statements include the accounts of Coffman Stairs, LLC (the “Company”) a wholly owned subsidiary of Visador Holding Corporation (“Visador”) a privately held company headquartered in Marion, Virginia.  The Company is in the business of manufacturing specialty millwork products.  The Company produces stair component parts at its plant in Marion, Virginia and operates a regional distribution warehouse in Arlington, Texas.

2.                            Summary of Significant Accounting Policies

The following is a summary of significant accounting policies followed by the Company.

Fiscal Year

The Company’s fiscal year ends on the Saturday subsequent to the last Friday of December.

Cash

Cash consists of cash in banks and cash on hand at both December 27, 2008 and December 29, 2007.

Receivables

Accounts receivable are stated at the historical carrying amount net of allowances for doubtful accounts.  The Company establishes an allowance for doubtful accounts receivable based on historical experience and any specific customer collection issues that the Company has identified.  Doubtful accounts receivable are written off when a settlement is reached for an amount that is less than the outstanding historical balance or when the Company has determined the balance will not be collected.

Inventories

Inventories are recorded at the lower of cost, utilizing the first-in, first-out inventory valuation method, or market.  Inventories consist of raw materials, work-in-process, and finished goods.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation, and include expenditures that substantially increase the useful lives of existing assets.  Maintenance, repairs and minor renovations are charged to expense as incurred.  Upon sale, retirement, or other disposition of these assets, the cost and related accumulated depreciation are removed from the respective accounts, and any gain or loss on the disposition is included in income.  Depreciation is provided principally on the straight-line method using the following estimated useful lives of the respective assets:

Buildings and improvements	10–40 years
Machinery and equipment	7 years
Furniture and fixtures	5–6 years
Transportation equipment	5 years
Computer software and equipment	5 years

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Notes to Financial Statements

December 27, 2008 and December 29, 2007

The Company assesses the impairment of long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  An impairment loss is recognized when the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and is measured as the difference between the carrying amount and the fair value of the asset.  The Company recorded an impairment to the carrying value of its property and equipment totaling approximately $365,000 during 2008.

Debt Issue Costs

Debt issue costs are amortized using the straight-line method, which approximates the effective interest method, over the estimated term of the related debt.

Goodwill and Other Intangible Assets

The Company assesses the recoverability of goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.  Accordingly, goodwill is not amortized but is assessed for impairment on at least an annual basis.  As a result of the annual evaluation, the Company recorded an impairment of goodwill in 2007 totaling $4,398,000.

Indefinite lived intangible assets consist of trademarks, which are evaluated annually to determine whether events and circumstances continue to support an indefinite useful life.  Also, the Company annually evaluates the remaining useful lives of intangible assets being amortized to determine whether events and circumstances warrant a revision to the remaining period of amortization.  As a result of the annual evaluation performed in 2008, the Company recorded an impairment of its certain trademarks, marketing and customer intangibles totaling approximately $8,207,000.

Stock-Based Compensation

The Company follows SFAS No. 123(R), Shared-Based Payment related to its participation in Visador’s long-term incentive plan, which requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award.  In addition, under the provisions of SFAS No. 123(R), stock-based compensation cost recognized during the period is based on the portion of the share-based payment awards that is ultimately expected to vest.  Accordingly, stock-based compensation cost recognized in 2008 and 2007 has been reduced for estimated forfeitures.  SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Pre-vesting forfeitures were estimated based on historical experience related to similar awards, giving consideration to the contractual terms of the stock-based awards, the level of management of option awards and expectations of future employee behavior.

Income Taxes

The Company accounts for income taxes under the liability method which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in either the financial statements or tax returns, but not both.  Under this method, deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.  In addition, the method requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Notes to Financial Statements

December 27, 2008 and December 29, 2007

The Company files a consolidated U.S. tax return with Visador.  Taxes on income and deferred income taxes for the Company have been determined on a separate return basis.  Amounts shown as taxes payable at December 27, 2008 and December 29, 2007 are payable to Visador.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are principally accounts receivable.  The Company’s operations are substantially concentrated in the building products industry.  As a result, the Company is exposed to risks inherent in the building industry, specifically related to the collection of accounts receivable.  Concentrations of credit risk with respect to accounts receivable are limited to certain customers to whom the Company makes substantial sales.  To reduce risk, the Company routinely assesses the financial strength of its customers and provides reserves when considered appropriate.  Two customers represented 35.7% and 46.2% of the accounts receivable balance at December 27, 2008 and December 29, 2007, respectively.  These two customers also accounted for 30.3% and 30.1% of net sales for the years ended December 27, 2008 and December 29, 2007.

Revenue Recognition

The Company records revenue when title transfers to customers (generally upon shipment), the product price is fixed and determinable, collection of the resulting receivable is probable, and product returns are reasonably estimable.

Shipping and Handling

The Company recognizes shipping and handling costs in cost of sales.  Shipping and handling costs incurred during 2008 and 2007 was $2,694,240 and $3,087,599, respectively.

Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions.  FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements.  It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties.  FIN 48 will also require significant additional disclosures.  This Interpretation will be effective for the Company for fiscal years beginning after December 15, 2008, with the cumulative effect, if any, of the change in accounting principle recorded as an adjustment to opening retained earnings.  The Company is currently evaluating the potential impact this standard may have on its consolidated financial statements.  The Company has elected to defer the adoption of FIN 48 until its fiscal year beginning December 28, 2008 under FSP FIN 48-3 Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Notes to Financial Statements

December 27, 2008 and December 29, 2007

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”).  SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.  SFAS No. 159 became effective for the Company’s fiscal year beginning December 30, 2007.  The adoption of SFAS No. 159 did not have a material impact on the Company’s consolidated balance sheet or results of operations.

In December 2007, FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS No. 141(R)”).  The objective of SFAS No. 141(R) is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.  SFAS No. 141(R) requires an acquiree to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest acquired at the acquisition date, at fair value as of that date.  SFAS No. 141(R) also requires the acquiror to recognize and measure the goodwill acquired in a business combination or a gain from a bargain purchase and how to evaluate the nature and financial effects of the business combination.  SFAS No. 141(R) will be effective for the Company beginning December 28, 2008 and will be applicable to acquisitions, if any, after December 28, 2008.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”).  The Statement requires that noncontrolling interests be reported as stockholders equity, a change that will affect the Company’s financial statement presentation of minority interests in its consolidated subsidiaries.  The Statement also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary as long as that ownership change does not result in deconsolidation.  SFAS No. 160 is required to be applied prospectively in 2009, except for the presentation and disclosure requirements which are to be applied retrospectively.  SFAS No. 160 will be effective for the Company’s fiscal year beginning December 28, 2008.  The Company is currently evaluating the impact of SFAS No. 160 and does not expect it to have a material impact on its results of operations and financial condition.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133.  This new standard requires enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Company is currently evaluating the impact of adopting SFAS No. 161 and does not expect it to have a material impact on its results of operations and financial condition.

Fair Value Measurements

The Company’s cash is held in safekeeping by large financial institutions.  The Company considers the carrying value of accounts receivable, accounts payable and accrued expenses to approximate their fair values due to the short-term maturities of these instruments.  All of the Company’s long-term debt accrues interest at a variable rate.  Accordingly, the carrying value of long-term debt at December 27, 2008 approximates its fair value.

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Notes to Financial Statements

December 27, 2008 and December 29, 2007

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”), which provides a framework for measuring fair value and expands disclosures about fair value measurements.  In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which provides a one-year deferral on the effective date of SFAS No. 157 for nonfinancial assets and non-financial liabilities.  Therefore, the Company has adopted the provisions of SFAS No. 157 with respect to financial assets and financial liabilities.

3.                            Inventories

Inventories consist of the following:

	2008	2007

Raw materials	$1,511,916	$2,306,776
Work-in-process	1,021,216	1,455,749
Finished goods	7,167,114	6,800,089
	9,700,246	10,562,614
Less: Reserve for obsolescence	(168,017)	(168,017)
	$9,532,229	$10,394,597

4.                            Property and Equipment

Property and equipment consist of the following:

	2008	2007

Buildings and improvements	$158,007	$158,007
Machinery and equipment	5,625,359	5,507,530
Furniture and fixtures	290,683	270,983
Transportation equipment	219,298	157,135
Construction-in-progress	—	1,256
	6,293,347	6,094,911
Less: Accumulated depreciation	(3,665,115)	(2,778,420)
	$2,628,232	$3,316,491

During 2008, the Company recorded an impairment of its property and equipment totaling approximately $365,000 which has been included as a component of accumulated depreciation at December 27, 2008.

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Notes to Financial Statements

December 27, 2008 and December 29, 2007

5.                            Intangible Assets

The following table summarizes the Company’s intangible assets:

	Estimated
	Amortizable
	Life	2008	2007

Trademark	Indefinite	$2,385,122	$5,249,145
		2,385,122	5,249,145
Marketing intangibles	25	3,300,832	3,300,832
Customer intangibles	35	4,162,213	4,162,213
Technologies	5	76,466	76,466
Noncompete agreement	5	52,572	52,572
		7,592,083	7,592,083
Less: Accumulated amortization		(6,934,442)	(1,336,379)
		657,641	6,255,704
Total intangible assets		$3,042,763	$11,504,849

During 2008, the Company recorded an impairment to its trademark of approximately $2,864,000, and also recorded an impairment of its marketing and customer intangible assets of approximately $5,342,000 which has been included as a component of accumulated amortization.

Amortization expense was $255,314 and $276,846 for the years ended December 27, 2008 and December 29, 2007, respectively.  The estimated amortization expense in each of the next five fiscal years is expected to approximate $29,000.

6.                            Long-Term Debt

Long-term debt consists of the following:

	2008	2007

Revolver	$8,069,553	$10,685,636
Subordinated note, net of discount of approximately $289,000	—	9,731,650
Capital leases	217,497	260,231
	8,287,050	20,677,517
Less: Current portion of long-term debt	8,210,450	10,815,553
	$76,600	$9,861,964

The Company and an affiliated company, both of which are wholly owned subsidiaries of Visador, are parties to a Credit Facility agreement with a bank.  The Credit Facility, deferred financing costs and associated interest expense are reflected in the Company’s financial statements since each of Visador’s subsidiaries is jointly and severally liable for this debt.

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Notes to Financial Statements

December 27, 2008 and December 29, 2007

Visador is party to a Subordinated Note agreement, the proceeds from which were used to partially fund the acquisition of the Company and an affiliated company in February 2003.  Amounts outstanding under the Subordinated Note, the associated deferred financing costs, interest expense and the loss on the extinguishment of the Subordinated Note are reflected in the Company’s financial statements based on the percentage of the relative fair values of the Company and the affiliated company at the time of their acquisition in February 2003.

Revolver

On December 21, 2007, Visador entered into a Credit Facility with a bank which was subsequently amended in 2008.  The Credit Facility, as amended, consists of a revolving credit loan up to an aggregate principal amount not to exceed the lesser of $13,250,000 or the computed borrowing base, as defined.  The revolving credit loan is due on December 21, 2009 and bears interest at the bank’s base rate plus 2.0% (5.25% as of December 27, 2008).  Visador has the option of converting portions of the outstanding revolver to Eurodollar Rate Loans.  If converted, the Eurodollar Loan would bear interest at the bank’s Eurodollar Rate plus 3.0%.  In addition, the Credit Facility calls for an unused commitment fee payable monthly at a defined amount.  The Credit Facility is collateralized by substantially all assets of Visador.  Total fees of $144,923 and $391,140 were paid to the bank in 2008 and 2007, respectively, for expenses associated with the Credit Facility.  These fees were recorded as debt costs and are amortized over the term of the Credit Facility.  The 2008 amendment accelerated the maturity date of the Credit Facility from December 21, 2012 to December 21, 2009, increased the interest rate margin, reduced the total committed borrowings, modified certain debt covenants and waived certain debt covenant violations for interim measurement periods.

The Credit Facility contains restrictive covenants that require a specific consolidated tangible net worth and a fixed charge coverage ratio.  The covenants also place limitations on capital expenditures, operating lease commitments and various other matters.  Visador was not in compliance with the debt covenants of the Credit Facility at December 27, 2008.

Subordinated Note

On February 28, 2003, Visador entered into a Subordinated Loan Agreement (the “Agreement”) with an unrelated party consisting of a $10,000,000 Subordinated Note due February 28, 2010 or such earlier date as defined.  The Subordinated Note is subordinate to Visador’s Credit Facility with respect to repayment and collateral.

As part of the Agreement, Visador granted warrants to purchase from the Company 4,284 shares of Visador’s common stock at a nominal amount at any time up to March 1, 2013.  The warrants were recorded at their estimated fair value of approximately $1,027,000 as a reduction of the proceeds of the related Subordinated Note, and are being amortized over the term of the Subordinated Note as effective interest.

On December 21, 2007, Visador amended the terms of the Agreement.  Under the amended terms, the $10,000,000 Subordinated Note became due June 21, 2013 or such earlier date as defined.  Additionally, the Subordinated Note accrued paid in kind (“PIK”) interest on the outstanding principal amount at a rate of 3% per annum (“PIK”), which was added to the principal balance monthly and was payable on the earliest to occur of (a) the payment in full of the Subordinated Notes or (b) June 21, 2013.  If certain financial conditions were met, paid in kind (“PIK”) interest could decrease to 2% per annum per the terms of the Agreement.  The Agreement also called for an annual administration fee of $50,000 per year.  The Agreement contained restrictive covenants that required a specific consolidated tangible net worth, a fixed charge coverage ratio, and a

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Notes to Financial Statements

December 27, 2008 and December 29, 2007

leverage ratio.  The covenants also placed limitations on capital expenditures, operating lease commitments, and various other matters.

On April 30, 2008, Visador’s majority equity holder acquired the outstanding Subordinated Note and related warrants from Visador’s subordinated lender for cash consideration of $6,000,000.  Immediately upon completion of the purchase, the majority equity shareholder exchanged the Subordinated Note for 6,000,000 shares of Visador’s common stock and the Subordinated Note was cancelled.  As a result of the exchange and the amendment to the long-term incentive plan as discussed in Note 9, Visador’s majority equity holder increased their ownership from approximately 74% at December 29, 2007 to 83% at December 27, 2008 on a fully diluted basis.

The common shares issued had an estimated fair market value of approximately $13.2 million at the date of conversion, and Visador’s carrying value of the Subordinated Note and related warrant at the date of the cancellation was approximately $11.9 million.  Accordingly, Visador recorded a loss on the extinguishment of the Subordinated Debt of approximately $1.3 million, and the Company’s proportionate share of this loss is approximately $1.1 million based on the original use of the proceeds of the Subordinated Note.  The aggregate fair market value of the common stock was determined using a combination of historical information, forecasts and discounted cash flow analyses.

Capital Leases

In 2008 and 2007, the Company entered into various lease agreements for certain machinery and equipment.  The agreements have been accounted for as financing leases, and accordingly, the present value of the future payments have been capitalized and are included as a component of long-term debt.  The guaranteed future minimum payments under the Company’s capital lease obligations are as follows:

2009	$140,897
2010	44,435
2011	11,614
2012	11,614
2013	8,937
Total minimum lease payments	$217,497

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Notes to Financial Statements

December 27, 2008 and December 29, 2007

7.         Income Taxes

The income tax provision (benefit) is comprised of the following:

	2008	2007

Current
Federal	$—	$360,307
State	2,698	44,886
	2,698	405,193
Deferred
Federal	(1,897,113)	(369,400)
State	(234,227)	(45,608)
	(2,131,340)	(415,008)
	$(2,128,642)	$(9,815)

The provision for income taxes is different from the amount computed by applying the federal income tax statutory rate of 34% to income before income taxes primarily due to state taxes, nondeductible business expenses, amortization of stock warrants and nondeductible write-off of intangible assets.

Deferred tax assets and deferred tax liabilities at December 27, 2008 and December 29, 2007 are as follows:

	2008	2007

Deferred tax assets
Accounts receivable	$26,371	$34,081
Inventories	167,119	135,114
Net operating loss carryforward	7,084	—
Accrued liabilities	212,289	179,569
Other	26,041	276,279
	438,904	625,043
Deferred tax liabilities
Amortizable intangibles	251,195	2,389,746
Property and equipment	182,263	342,863
Prepaid assets	22,822	41,150
	456,280	2,773,759
Net deferred tax liabilities	$(17,376)	$(2,148,716)

At December 27, 2008, the Company has federal net operating loss carryforwards of approximately $19,000 which expires on dates through 2027.  The Company routinely assesses its ability to recover such carryforwards and records a valuation allowance when circumstances indicate that operating loss carryforwards may not be realized.

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Notes to Financial Statements

December 27, 2008 and December 29, 2007

8.         Long-Term Incentive Plan

Visador adopted a long-term incentive plan (the “Incentive Plan”) as of February 28, 2003 that provides for the grant of stock options, stock appreciation rights, and other stock based awards to employees, officers and directors of Visador and its subsidiaries.  The Incentive Plan also provides for the rollforward of all granted options under a predecessor stock option plan.  In June 2008, Visador amended the Incentive Plan to increase the maximum number of shares reserved for issuance from 12,241 to 2,000,000.  At December 27, 2008, 1,905,932 options have been granted under the Incentive Plan, as amended and 1,089,004 were vested and exercisable.  Options outstanding at December 29, 2007 totaled 13,100 and were canceled during 2008.

Transactions under the Incentive Plan involving the Company’s employees are summarized as follows:

			Weighted-
	Number		Average
	of	Exercise	Exercise
	Options	Price	Price

Options outstanding January 1, 2007	—	$—	$—
Granted	160	240	240
Expiration	—	—	—
Options outstanding December 29, 2007	160	240	240
Granted	285,528	1	1
Expiration	(160)	100-240	234
Options outstanding December 27, 2008	285,528	$1	$1

At December 27, 2008 and December 29, 2007, 126,901 and 0 of the options outstanding, respectively, were vested and exercisable.  The weighted average remaining contractual life of the options outstanding at December 27, 2008 was approximately 9.5 years.

In December 2004, the FASB issued SFAS No. 123(R) (Revised 2004), Share-Based Payment.  SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values.  This standard was effective for the Company for the year ending December 30, 2006, and is applicable for share—based awards issued by the Company after January 1, 2006 and also to the unvested portion of awards made prior to the effective date of SFAS No. 123(R).  Compensation expense related to share—based payment awards issued during 2008 and 2007 was approximately $27,000 and $4,000, respectively.  During 2008 and 2007, the Company was allocated additional expense of $31,000 and $65,000, respectively, using the proportionate cost method for stock compensation expense related to managerial employees of Visador.

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Notes to Financial Statements

December 27, 2008 and December 29, 2007

The Company elected to use the Black-Scholes pricing model to calculate the fair value of the options awarded, and has used the simplified method in determining the expected term of its stock options as their stock option experience does not provide a reasonable basis upon which to estimate the expected term of its options.  The following assumptions were used to derive the fair values for options issued to Company employees during 2007:  expected term of 6.25 years; an annualized volatility rate of 26%; risk-free interest rate of 4.5%; and a dividend yield of 0%.  The following assumptions were used to derive the fair values for options issued to company employees during 2008: expected term of 5.5 years; an annualized volatility rate of 15.96%; risk-free interest rate of 3.66%; and a dividend yield of 0%.

9.         Commitments and Contingencies

The Company leases certain buildings and office and plant equipment under operating lease agreements expiring in various years through 2013.  Rent expense under various operating leases was approximately $952,000 and $806,000 for the years ended December 27, 2008 and December 29, 2007, respectively.

Approximate minimum future rental payments under noncancelable operating leases are as follows for fiscal years:

2009	$898,192
2010	854,117
2011	697,822
2012	658,413
2013	649,206
Thereafter	10,585,000

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business.  In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations, or cash flows of the Company.

The Company is subject to numerous federal, state, and local environmental laws and regulations.  Management believes that the Company is in compliance with such laws and regulations and that potential environmental liabilities, if any, are not material to the financial position, results of operations, or cash flows of the Company.

The Company is primarily self insured for health insurance.  Stop loss insurance agreements are utilized to limit the Company’s liability on both a specific and aggregate basis for the period of coverage.  The balance sheet includes an accrual in other accrued expenses for an estimate of claims incurred but not reported.

10.       Defined Contribution Plan

Visador maintains a defined contribution 401(k) plan covering substantially all employees.  Company contributions are discretionary in nature and are based upon factors relative to the Company’s operating results.  Visador will match up to a maximum of 50% of employees’ contributions up to 6% of the employees’ compensation.  Contributions to the 401(k) plan totaled approximately $80,000 and $110,000 for the years ended December 27, 2008 and December 29, 2007, respectively.

Coffman Stairs, LLC

(A wholly owned subsidiary of Visador Holding Corporation)

Notes to Financial Statements

December 27, 2008 and December 29, 2007

11.       Sale/Leaseback Transaction

In March 2007, Visador sold its Marion, Virginia plant to an unrelated party and entered into an agreement to lease back the facility.  A gain on the sale of $250,586 was deferred at the transaction date and will be recognized ratably over the lease term.  The remaining balance of the deferred gain is $216,133 and $241,190 at December 27, 2008, and December 29, 2007, respectively, and is included in other accrued expenses and other liabilities on the balance sheet.

12.       Subsequent Event

On June 8, 2009, the Company sold substantially all of its assets and liabilities to WM Coffman, LLC, a wholly-owned subsidiary of P&F Industries, Inc.  Terms of the sale provide for a cash payment to the Company of approximately $4.5 million at closing, a note receivable from WM Coffman, LLC of approximately $4.0 million and additional consideration to be paid by WM Coffman at either the third or fourth anniversary date of the sale based on the financial results of WM Coffman, LLC as defined in the purchase and sale agreement.  Cash proceeds generated from the sale, combined with a capital contribution made by Visador’s majority owner at the closing of the sale, repaid amounts outstanding under the revolving line of credit.

In connection with the sale, Visador also amended the terms of its revolving credit agreement to provide for borrowings up to the lesser of $3,500,000 or the computed borrowing base, as defined.  Interest on the revolving line of credit was amended to accrue at the Prime rate plus 2.5% or the bank’s Eurodollar rate plus 3.5%.  The repayment date for amounts outstanding under the amended revolving line of credit was extended to June 2011.  The amended agreement also provides for a term loan totaling $260,000 accruing interest at the Prime rate plus 3.5% or the bank’s Eurodollar rate plus 4.5%, and a term loan totaling $500,000 accruing interest at the Prime rate plus 5.0% or the bank’s Eurodollar rate plus 6.0%.  The term loans require monthly payments totaling approximately $26,000 beginning in July 2009.  All unpaid principal and interest on the term notes is due and payable in June 2011.

The amendment provides for the removal of Coffman Stairs, LLC as a borrower under the agreement; however, the note receivable from WM Coffman has been pledged as collateral for amounts outstanding under the revolving credit facility and term loans.  The amendment also provides for a waiver of debt covenant violations present at both December 27, 2008 and March 31, 2009.

Upon completion of the closing of the sale to WM Coffman and the amendment of the terms of the revolving credit agreement, the Company’s sole asset is the note receivable from WM Coffman in the amount of approximately $4.0 million.

Item 9.01       Financial Statements and Exhibits (continued)

(a)                        Financial Statements of Businesses Acquired – Unaudited Interim Financial Statements

Contents

Condensed Balance Sheets

Condensed Statements of Operations

Condensed Statements of Cash Flows

Notes to Unaudited Condensed Financial Statements

Coffman Stairs, LLC

CONDENSED BALANCE SHEETS (unaudited)

(Amounts in Thousands)

	June 8, 2009	December 27, 2008

ASSETS
CURRENT

Cash and cash equivalents	$1	$1
Accounts receivable – net	1,351	1,324
Inventories	7,595	9,532
Deferred income taxes – net	1,344	390
Prepaid expenses and other current assets	403	357
TOTAL CURRENT ASSETS	10,694	11,604

NET PROPERTY AND EQUIPMENT	2,382	2,628

INTANGIBLES, NET	2,938	3,043

DEBT ISSUE COSTS, NET	92	158

OTHER ASSETS, NET	485	489

TOTAL ASSETS	$16,591	$17,922

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES

Cash overdraft	$88	$153
Short-term borrowings	8,155	8,070
Accounts payable	1,982	3,303
Other accrued liabilities	745	1,123
Current maturities of long-term debt	108	141
TOTAL CURRENT LIABILITIES	11,078	12,790

Other long-term liabilities	350	344
Deferred income taxes payable	407	407
Long —term debt, less current maturities	50	76

TOTAL LIABILITIES	11,885	13,617

COMMITMENTS AND CONTINGENCIES

MEMBERS’ EQUITY
Members’ equity	19,446	21,218
Related party receivable	(14,740)	(16,913)

TOTAL MEMBERS’ EQUITY	4,706	4,305

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$16,591	$17,922

See accompanying notes to consolidated condensed financial statements (unaudited).

COFFMAN STAIRS, LLC

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

(Amounts in Thousands)

	December 28, 2008 through June 8, 2009	December 30, 2007 through June 28, 2008

Net revenue	$7,599	$15,553
Cost of sales	7,678	14,784
Gross profit	(79)	769
Selling, general and administrative expenses	2,274	3,482
Operating loss	(2,353)	(2,713)
Interest expense	373	857
Loss before income tax benefit	(2,726)	(3,570)
Income tax benefit	(954)	(535)
Net loss	$(1,772)	$(3,035)

See accompanying notes to consolidated condensed financial statements (unaudited).

COFFMAN STAIRS, LLC

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

(Amounts in Thousands)

	December 28, 2008 through June 8, 2009	December 30, 2007 through June 28, 2008

Cash Flows from Operating Activities:
Net loss	$(1,772)	$(3,035)

Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash charges:
Depreciation and amortization	258	336
Amortization of other intangible assets	171	394
Loss on extinguishment of subordinated debt	—	1,090
Deferred income taxes - net	(954)	(535)
Changes in operating assets and liabilities
Accounts receivable	(27)	1,636
Inventories	1,937	1,284
Prepaid expenses and other current assets	(46)	781
Other assets	4	154
Bank overdrafts	(65)	372
Accounts payable	(1,321)	(349)
Accruals and other liabilities	(372)	(447)
Total adjustments	(415)	4,716
Net cash provided by operating activities	$(2,187)	$1,681

See accompanying notes to consolidated condensed financial statements (unaudited).

COFFMAN STAIRS, LLC

CONDENSED STATEMENTS OF CASH FLOWS (unaudited) (Continued)

(Amounts in Thousands)

	December 28, 2008 through June 8, 2009	December 30, 2007 through June 28, 2008

Cash Flows from Investing Activities
Capital expenditures	$(12)	$(157)
Net cash used in investing activities	(12)	(157)

Cash Flows from Financing Activities
Advances (repayments) of short-term borrowings	85	(2,298)
Principal payments on long-term debt	(59)	(47)
Debt issuance costs paid	—	(248)
Related party transactions	2,173	1,068
Net cash used in financing activities	2,,199	(1,525)

NET DECREASE IN CASH	—	(1)
Cash at beginning of period	1	1
Cash at end of period	1	—

Supplemental disclosures of cash flow information:

Cash paid for:
Interest	$220	$774
Income taxes	$35	$—

See accompanying notes to consolidated condensed financial statements (unaudited).

Notes to Unaudited Interim Financial Statements

NOTE 1 — THE COMPANY

The financial statements include the accounts of Coffman Stairs, LLC (the “Company”) a wholly owned subsidiary of Visador Holding Corporation (“Visador”) a privately held company headquartered in Marion, Virginia.  The Company is in the business of manufacturing specialty millwork products.  The Company produces stair component parts at its plant in Marion, Virginia and operates a regional distribution warehouse in Arlington, Texas.

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, these interim financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of the Company, these unaudited condensed financial statements include all adjustments necessary to present fairly the information set forth therein.  All such adjustments are of a normal recurring nature.  Results for interim periods are not necessarily indicative of results to be expected for a full year.

The unaudited condensed financial statement information as of June 8, 2009 and for the period then ended was derived from the audited financial statements for the year ended December 27, 2008, included on pages 9 to 12 of this form 8-K/A.  The interim financial statements contained herein should be read in conjunction with those audited financial statements.

On June 8, 2009, the Company sold substantially all of its assets and liabilities to WM Coffman, LLC, a wholly-owned subsidiary of P&F Industries, Inc.  Terms of the sale provide for a cash payment to the Company of approximately $4.5 million at closing, a note receivable from WM Coffman, LLC of approximately $4.0 million and additional consideration to be paid by WM Coffman at either the third or fourth anniversary date of the sale based on the financial results of WM Coffman, LLC as defined in the purchase and sale agreement.  Cash proceeds generated from the sale, combined with a capital contribution made by Visador’s majority owner at the closing of the sale, repaid amounts outstanding under the revolving line of credit.

In connection with the sale, Visador also amended the terms of its revolving credit agreement to provide for borrowings up to the lesser of $3,500,000 or the computed borrowing base, as defined.  Interest on the revolving line of credit was amended to accrue at the Prime rate plus 2.5% or the bank’s Eurodollar rate plus 3.5%.  The repayment date for amounts outstanding under the amended revolving line of credit was extended to June 2011.  The amended agreement also provides for a term loan totaling $260,000 accruing interest at the Prime rate plus 3.5% or the bank’s Eurodollar rate plus 4.5%, and a term loan totaling $500,000 accruing interest at the Prime rate plus 5.0% or the bank’s Eurodollar rate plus 6.0%.  The term loans require monthly payments totaling approximately $26,000 beginning in July 2009.  All unpaid principal and interest on the term notes is due and payable in June 2011.

The amendment provides for the removal of Coffman Stairs, LLC as a borrower under the agreement; however, the note receivable from WM Coffman has been pledged as collateral for amounts outstanding under the revolving credit facility and term loans.  The amendment also provides for a waiver of debt covenant violations present at both December 27, 2008 and March 31, 2009.

Upon completion of the closing of the sale to WM Coffman and the amendment of the terms of the revolving credit agreement, the Company’s sole asset is the note receivable from WM Coffman in the amount of approximately $4.0 million.

NOTE 2 - ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable - net consists of:

	June 8, 2009	December 27, 2008
Accounts receivable	$1,581	$1,408
Allowance for doubtful accounts	(230)	(84)
	$1,351	$1,324

NOTE 3 — INVENTORIES

Inventories - net consist of:

	June 8, 2009	December 27, 2008
Raw material	$530	$1,512
Work in process	809	1,021
Finished goods	6414	7,167
	7,753	9,700
Reserve for obsolete and slow-moving inventories	(158)	(168)
	$7,595	$9,532

NOTE 4 - INTANGIBLES - NET

Intangible assets were as follows:

	Estimated amortizable life	June 8, 2009	December 27, 2008

Trademark	Indefinite	$2,385	$2,385
		$2,385	$2,385

Marketing intangibles	25	3,301	3,301
Customer intangibles	35	4,162	4,162
Technologies	5	76	76
Non-compete agreement	5	53	53
		7,592	7,592
Less: Accumulated amortization		(7,039)	(6,934)
		553	658

		$2,938	$3,043

Amortization expense for intangible assets subject to amortization was as follows:

	December 28, 2008 through	December 30, 2007 through
	June 8, 2009	June 28, 2008
Amortization expense	$105	130

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	June 8, 2009	December 27, 2008

Buildings and improvements	$158	$158
Machinery and equipment	5,637	5,625
Furniture and fixtures	291	291
Transportation equipment	219	219
	6,305	6,293
Less: Accumulated depreciation	(3,923)	(3,665)
	$2,382	$2,628

During 2008, the Company recorded an impairment of its property and equipment totaling approximately $365,000 which has been included as a component of accumulated depreciation at December 27, 2008.

NOTE 6 — BANK DEBT

	June 8, 2009	December 27, 2008

Revolver	$8,155	$8,070
Capitalized Leases	145	217
	8,300	8,287
Less: current portion of long-term debt	(8,263)	(8,210)
	$37	$77

Item 9.01       Financial Statements and Exhibits (continued)

(b)           Pro Forma Financial Information - Unaudited Pro Forma Combined Condensed Financial Statements

On June 10, 2009, pursuant to an Asset Purchase Agreement dated as of June 8, 2009 (the “Asset Purchase Agreement”), WM Coffman LLC, a Delaware limited liability company (“Purchaser”) and an indirect subsidiary of P & F Industries, Inc. (the “Company”), acquired substantially all of the assets (the “Assets”) of Coffman Stairs, LLC, a Delaware limited liability company (“Seller”).  The purchase price consisted of $4,528,098.36 payable in cash, $3,971,901.64 in principal pursuant to a promissory note, dated June 8, 2009, made payable by Purchaser to the order of Seller (the “Seller Note”) and the assumption of certain payables, liabilities and obligations.  Subject to certain conditions, Purchaser also agreed to pay to Seller certain additional contingent payments based upon the financial performance of the Purchaser’s business and certain other factors described in the Asset Purchase Agreement, with an estimated fair value of $3,972,000.  The Assets were used by the Seller in the business of manufacturing and/or selling interior wood and iron stair components throughout the United States.

Contemporaneously with the execution and delivery of the Asset Purchase Agreement, Purchaser also entered into a Management Agreement (the “Visador Management Agreement”) with Visador Holding Corporation, (“Visador”), the holding company of the seller, pursuant to which Purchaser agreed to pay an advisory fee to Visador in exchange for Visador providing consulting and advisory services to the Purchaser during the Contingency Period, as follows: (a) $0 for the year commencing June 8, 2009 and ending on June 7, 2010 (the “First Year”), provided, however, that if that certain Consulting Agreement (as defined in the Visador Management Agreement), is not terminated by Visador for any reason or by Purchaser for Cause (as defined in the Visador Management Agreement) (a “Smith Termination”) during said year, then the advisory fee for the First Year shall be $200,000, (b) $0 for the year commencing on June 8, 2010 and ending on June 7, 2011 (the “Second Year”), provided, however, that if there is no Smith Termination during the First Year, and there is no Smith Termination during the Second Year, then the advisory fee for the Second Year shall be $300,000, and (c) $250,000 for each year thereafter that the Visador Management Agreement remains in full force and effect.  The present value of all future payments to be made is $614,000 and is included in the total estimated purchase price.

Interest on the unpaid principal balance of the Seller Note accrues (1) from June 8, 2009 until the Maturity Date (as defined below), at the rate of six and one-half percent (6.5%) per annum, (2) from and after the Maturity Date, or during the continuance of an Event of Default (as defined in the Seller Note), at the rate set forth in (1) plus two percent (2%), or (3) if less than the rates applicable under (1) and (2), the maximum rate permitted by law.  The principal amount and accrued interest due pursuant to the Seller Note is payable on the date (the “Maturity Date”) that is the latter of (1) the last day of the Contingency Period (as defined in the Asset Purchase Agreement) or (2) the earlier of (a) the date that is three (3) years and ninety (90) days after the date of the Seller Note or (b) the date that all obligations under the Loan Agreement (as defined below) are satisfied in full.  Pursuant to the terms of the Seller Note, all obligations under the Seller Note are subject to the terms of a Subordination Agreement, dated as of June 8, 2009, among Purchaser, Seller and PNC Bank, National Association (“PNC”).

Contemporaneously with the execution and delivery of the Asset Purchase Agreement, Purchaser and Seller entered into an Assignment and Assumption of Lease Agreement dated as of June 8, 2009 (the “Assignment and Assumption Agreement”).  Pursuant to the Assignment and Assumption Agreement, Seller transferred, conveyed and assigned to Purchaser all of its right, title and interest, as tenant, in, to and under, and Purchaser assumed all rights, obligations and liabilities of Seller under, that certain Lease Agreement, dated as of March 30, 2007, by and between AGNL Coffman, L.L.C., as landlord (“AGNL”), and Seller and Visador Holding Corporation (“Visador”), jointly and severally, as tenant (the “Lease Agreement”), for the lease of certain real property located in Marion, Virginia (the “Leased Premises”). The Lease Agreement provides for (1) an expiration date of March 30, 2027, unless all monies owed under the Lease Agreement are not paid by March 30, 2027, in which case AGNL may extend the term until the date that such monies are paid and (2) a basic rent of $580,000 per annum, payable quarterly in advance on July 1st, October 1st , January 1st  and April 1st , in equal installments of $145,000 and at such additional rent as is set forth in the Lease Agreement, including, but not limited to, all costs of landlord and tenant incurred in connection with the ownership, use and maintenance of the Leased Premises.  Further, Purchaser entered into a First Amendment to Lease Agreement, dated as of June 8, 2009 (the “First Amendment”), which First Amendment provides for (1) Purchaser to become the tenant under the Lease Agreement, (2) Purchaser posting with the landlord a security deposit in the amount of $100,000, and (3) modifications to certain definitions and covenants in the Lease Agreement.

In connection with the Loan Agreement, Purchaser executed and delivered to PNC Bank a Term Note, dated June 8, 2009, in the original principal amount of $1,134,000 (the “Term Note”) and a Revolving Credit Note, dated June 8, 2009, in the original principal amount of $10,866,000 (the “Revolving Credit Note”) evidencing Purchaser’s obligation to repay the Loans.  The principal on the Term Note is payable in twenty-four (24) equal monthly installments of $47,250, commencing on July 1, 2009.  The interest on the Term Note accrues at either the Alternate Base Rate (as defined in the Loan Agreement) (“ABR”) plus the applicable margin or at 1, 2 or 3 month LIBOR plus the applicable margin (“LIBOR”), and said interest is payable monthly in arrears on the first (1st) business day of each month for ABR borrowings and at the end of the applicable interest period for LIBOR borrowings.  The Revolving Advances (as defined in the Loan Agreement) in connection with the Revolving Credit Note are available for borrowing until the Revolving Credit Note matures on July 1, 2012, subject to a borrowing base as set forth in the Loan Agreement.  The interest on the Revolving Credit Note accrues at either the ABR plus the applicable margin or at 1, 2 or 3 month LIBOR plus the applicable margin, and said interest is payable monthly in arrears on the first (1st ) business day of each month for ABR borrowings and at the end of the applicable interest period for LIBOR borrowings.  The amount of Advances (as defined in the Loan Agreement) drawn by Purchaser as of June 8, 2009 was $6,176,214, consisting of the $1,134,000 Term Note and Revolving Advances of $5,042,214.

The following unaudited pro forma combined condensed financial information is derived from and should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, the financial statements and notes thereto of Seller included in Item 9.01(a) of this Form 8-K/A and the notes to unaudited pro forma combined condensed financial statements included herein.  Seller financial information was based on the year ended December 27, 2008 and for the period from December 28, 2008 through June 8, 2009 (acquisition date).

The unaudited pro forma combined condensed statements of income set forth herein give effect to the acquisition and the related transactions set forth above (the “Acquisition”) as if it they were  consummated on January 1, 2008 or January 1, 2009.

The acquisition of the Assets will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141R, Business Combinations (“SFAS 141R”). Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible identifiable assets and liabilities based on their estimated relative fair values. Management has made a preliminary allocation to the net tangible and intangible assets acquired and liabilities assumed based on preliminary estimates. [To be expanded based on 141R requirements.

The unaudited pro forma combined condensed financial statements presented herein do not reflect any potential cost savings which may be realized following the acquisition. The pro forma adjustments and assumptions are based on estimates, evaluations and other data currently available and, in the Company’s opinion, provide a reasonable basis for the fair presentation of the estimated effects directly attributable to the Acquisition and related transactions. The unaudited pro forma combined condensed financial statements are provided for illustrative purposes only and are not necessarily indicative of what the combined results of operations or financial position would actually have been had the Acquisition occurred on January 1, 2008 or January 1, 2009, nor do they represent a forecast of the combined results of operations or financial position for any future period or date.

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2009

(Amounts in Thousands, Except Per Share Data)

	P&F	Coffman Stairs, LLC
	Historical	Historical
	Six Months Ended	For the period December 28, 2008	Pro Forma
	June 30, 2009	through June 8, 2009 (date of acquisition)	Adjustments	Notes	Pro Forma

Net Revenue	$34,090	$7,599	$—		$41,689
Cost of sales	24,748	7,678	—		32,426

Gross profit (loss)	9,342	(79)	—		9,263

Selling, general and administrative expenses	10,343	2,274	485	(a) (c) (d) (e)	13,102
Operating loss	(1,001)	(2,353)	(485)		(3,839)

Interest expense, net	671	372	267	(b)	1,310

Loss before taxes on income	(1,672)	(2,725)	(752)		(5,149)

Income tax benefit	(501)	(954)	(217)		(1,672)

Net loss	$(1,171)	$(1,771)	$(535)		$(3,477)

Weighted average common shares outstanding:
Basic	3,615				3,615

Diluted	3,615				3,615

Basic loss per common share:
Net loss	$(0.32)				$(0.96)

Diluted loss per common share:
Net loss	$(0.32)				$(0.96)

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2008

(Amounts in Thousands, Except Per Share Data)

		Coffman Stairs, LLC
		Historical
		December 30, 2007
	P&F	through	Pro Forma
	Historical	December 27, 2008	Adjustments	Notes	Pro Forma

Net Revenue	$87,657	$27,521	$—		$115,178
Cost of sales	60,741	25,286	—		86,027

Gross profit	26,916	2,235	—		29,151

Selling, general and administrative expenses	24,296	5,330	563	(a) (c) (d) (e)	30,189
Impairment of goodwill and other intangible assets	7,477	8,571	—		16,048
Loss on extinguishment of subordinated debt	—	1,147	—		1,147
Operating loss	(4,857)	(12,813)	(563)		(18,233)

Interest expense, net	1,769	1,171	587	(b)	3,527

Loss from continuing operations before	(6,626)	(13,984)	(1,150)		(21,760)
taxes on income

Income tax benefit	(2,211)	(2,129)	(172)		(4,512)

Loss from continuing operations	(4,415)	(11,855)	(978)		(17,248)

Earnings from discontinued operations	117	—	—		117

Net loss	$(4,298)	$(11,855)	$(978)		$(17,131)

Weighted average common shares outstanding:
Basic	3,629				3,629

Diluted	3,629				3,629

Basic (loss) earnings per common share:
Continuing operations	$(1.21)				$(4.75)
Discontinued operations	0.03				0.03
Net loss	$(1.18)				$(4.72)

Diluted (loss) earnings per commson share:
Continuing operations	$(1.21)				$(4.75)
Discontinued operations	0.03				0.03
Net loss	$(1.18)				$(4.72)

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1.             Purchase Price

The unaudited pro forma combined condensed financial statements reflect the acquisition of certain assets and the assumption of certain liabilities of Coffman Stairs, LLC by the Company effective June 8, 2009.

The purchase price for this acquisition, negotiated on the basis of Coffman Stairs, LLC historical financial performance, was as follows:

Cash paid at closing	$4,528
Note payable	3,972
Liabilities assumed	2,788
Future contingent consideration	4,586
Total	$15,874

The following table presents, as of June 8, 2009, the unaudited estimated fair values of the assets acquired and the amount allocated to goodwill:

Accounts receivable			$1,251
Inventories			6,677
Other current assets			403
Property and equipment			2,411
Other non-current assets			485
Identifiable intangible assets:
	Customer relationships	$1,250
	Trademark	1,622	2,872
			14,099
Less: Deferred tax liability			652
Total fair value of assets acquired			13,447
Goodwill			2,,427
Total purchase price			$15,874

2.  Pro Forma Adjustments

The following pro forma adjustments are based upon management’s preliminary estimates.  These are subject to finalization.  Proforma adjustments for the six months ended June 30, 2009 are calculated for the period January 1, 2009 through June 8, 2009 (date of acquisition).

(a)          To adjust depreciation resulting from the change in the fair value of the fixed assets at the date of acquisition over the historical value.  Fixed assets are depreciated over periods ranging from 3 to 5 years.

	Useful	Year Ended	Six Months Ended
	Life	December 31, 2008	June 30, 2009
Pro forma depreciation expense:
Machinery and equipment	3-5	$476	$199
Other	5	39	16
		515	215
Less elimination of historical depreciation expense recorded by Coffman Stairs, LLC		600	258
Pro forma adjustment to depreciation expense		$(85)	$(43)

(b)         To adjust interest expense to reflect financing of Coffman Stairs, LLC acquisition for the year ended December 31, 2008 and six months ended June 30, 2009, respectively, as follows:

	Year Ended	Six Months Ended
	December 31, 2008	June 30, 2009
Pro forma interest expense – Seller’s Note – 6.5%	$258	$114
Pro forma interest expense – M&E Note – 6.5%	57	33
Pro forma interest expense – line of credit – 7.0%	272	120
Pro forma adjustment to interest expense, net	$587	$267

(c)   To reflect amortization of estimated identifiable intangible assets, arising from the acquisition, as follows:

	Year Ended	Six Months Ended
	December 31, 2008	June 30, 2009
Pro forma amortization expense:
Customer relationships	$78	$34
Trademarks	—	—
Pro forma adjustment to amortization expense, net	$78	$34

The identifiable intangible assets subject to amortization will be amortized over fifteen years for tax purposes, and will be amortized for financial reporting purposes over the following assigned useful lives:

Customer relationships	16 years
Trademark	Indefinite

(d)   To record estimated deal costs of $433.

(e)          To adjust amortization expense for capitalized acquisition costs for the year ended December 31, 2008 and six months ended June 30, 2009, respectively, as follows:

	Year Ended	Six Months Ended
	December 31, 2008	June 30, 2009
Amortization of debt issuance costs	$137	$61
Pro forma adjustment	$137	$61

Total costs incurred related to the transaction of $511 were capitalized.  The following fees and expenses were as follows:  Of the $511, approximately $433 was incurred related to the debt financings. Such costs will be amortized using the effective interest method, over the term of the related indebtedness.  The remaining $78 was related to renegotiations of the lease.  Such costs will be amortized over the term of the lease using the straight-line method.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P&F INDUSTRIES, INC.

Date: August 26, 2009
	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr.
Vice President,
Chief Operating Officer and
Chief Financial Officer